Exhibit 99.1

FOR IMMEDIATE RELEASE

Berry Plastics to be Acquired by Private Equity Firms Apollo Management, L.P. and Graham Partners in Partnership with Senior Management

New York (June 28, 2006) - BPC Holding Corporation (parent of Berry Plastics Corporation) and the private equity firms Apollo Management, L.P. and Graham Partners (a private equity firm sponsored by the Graham family and together with Apollo, the “Sponsors”) announced today that they have signed a definitive agreement for the Sponsors to acquire BPC Holding Corporation from Goldman Sachs Capital Partners and JPMorgan Partners for an enterprise value of $2.25 billion in aggregate consideration. The transaction is subject to regulatory approval and other customary closing conditions. The parties expect to complete the transaction by the end of the third quarter. Following the transaction, Apollo will own a majority of Berry’s common stock.

“We are very excited to be purchasing Berry Plastics which we believe is a true franchise business and one of the best positioned, highest margin specialty packaging businesses in the industry,” said Joshua Harris, a founding partner of Apollo Management. “We are particularly pleased to be partnering with Ira Boots and the management team of Berry, which is among the strongest we’ve encountered in the packaging or any other industry. We look forward to continuing to successfully implement Berry’s proven growth strategy in the years to come.”

“The Graham Group is very pleased to partner with Apollo and the outstanding management team Ira Boots has assembled at Berry in the acquisition of the Company,” said Steve Graham, Senior Managing Principal at Graham Partners. “We believe Berry offers an ideal platform to capitalize on the abundant growth opportunities in the rigid plastic packaging industry.”

Mr. Ira Boots will remain President and Chief Executive Officer and the existing senior management team will continue to lead Berry Plastics following the transaction. “This is a tremendous opportunity for our business and employees to have an opportunity to partner with Apollo and Graham Partners in the next phase of Berry’s evolution,” said Mr. Boots. “We have successfully executed our business strategy over the last few years thanks to tireless work by our employees and loyal support from our customers. We look forward to working with our new owners to continue to build Berry into one of the strongest specialty plastic packaging companies in the world.”

Joe Gleberman, Managing Director at Goldman Sachs Capital Partners, said, “We have enjoyed our partnership with the management of Berry and are confident they will continue to do a great job serving their customers and building the company in partnership with Apollo and Graham Partners.”

Berry Plastics is a leading manufacturer and marketer of rigid plastic packaging products. Berry Plastics provides a wide range of rigid open top and rigid closed top packaging as well as comprehensive packaging solutions to over 12,000 customers, ranging from large multinational corporations to small local businesses. In the fiscal year ended December 31, 2005, the company had pro forma annual sales of $1.3 billion. Based in Evansville, Indiana, the company has 25 manufacturing facilities worldwide and more than 6,800 employees.

Goldman, Sachs & Co. and JPMorgan served as financial advisors to Berry Plastics on this transaction.

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Apollo Management, L.P.

Apollo Management, L.P., founded in 1990, is among the most active and successful private investments firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally. Apollo is currently investing its sixth corporate fund, Apollo Investment Fund VI, L.P., which has total committed capital (including co-investment entities) of approximately $12 billion.

About Graham Partners

Graham Partners is a leading middle market industrial private equity firm based in suburban Philadelphia with over $850 million under management. Graham Partners is sponsored by the privately held Graham Group of York, Pennsylvania, an industrial and investment concern with global interests in plastics, packaging, machinery, building products and outsource manufacturing. Graham Partners seeks to acquire industrial companies that participate in growing manufacturing niches, often involving plastics or other synthetic materials, where Graham can leverage its unique combination of operating resources and financial expertise.

Contacts:

Apollo Management, L.P.
Steven Anreder
(212) 532-2232

Graham Partners
Chris Lawler
(610) 408-0500

BPC Holding Corporation
Diane Tungate
(812) 434-9370